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                                  EXHIBIT 99.2


FOR IMMEDIATE RELEASE                                  SPEAKING ROSES
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Contact:
Bob Grove, Public Relations
(801) 651-0920
bob@speakingroses.com


          Speaking Roses International, Inc. Adds Spain to its Growing
                          List of International Markets

      Area Development Agreement signed with Spain's largest flower grower

SALT LAKE CITY, Utah - May 9, 2006 - Speaking Roses International, Inc. (OTCBB:
SRII), the company that invented patented flower embossing technology, today announced the signing of an exclusive area development agreement with Opfutur Gestion S.L. for coordinating the wholesale and retail expansion of Speaking Roses in Spain.

"The Area Development Agreement grants Opfutur Gestion the exclusive rights to develop the retail and wholesale market within Spain. This new relationship with Opfutur Gestion represents a major opportunity for Speaking Roses to be associated with a reputable group that has a sizable network of florists in place," said Chad Harris, Speaking Roses International's Development Director.

With more than 40 years in the floral business, Opfutur Gestion is Spain's largest and most established floral grower with weekly distribution to 800 retail floral shops throughout the country. Production facilities that produce 10 million roses per year are located in the coastal city of Alicante, Spain.

Speaking Roses is redefining the Language of Flowers by combining the sentiment of a handcrafted message with the emotion of live flowers to create a new medium of communication. Roses can be personalized through colors, quantities and combinations specifically for the occasion and individual. In addition to life's everyday special occasions, Speaking Roses have been used for high-profile events, including Hollywood awards shows, celebrity birthdays, and major sporting events. Speaking Roses products can be purchased directly online at www.speakingroses.com, or by calling (800) 801-9855.

About Speaking Roses

With a unique, patented embossing technology, Speaking Roses is able to print customized messages, pictures and logos directly on the petals without damaging the flower. This cutting edge technology allows customers to create a personalized gift for any occasion including personal gifts, weddings, funerals, and corporate promotions. SRII has registered the patent in over 100 countries worldwide. Full-service floral shops are opening in the United States and internationally through the sale of area development rights, franchising opportunities and licensing arrangements.

This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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